Exhibit 99.2

Digimarc Corporation (DMRC) Conference Call

First Quarter 2026 Financial Results

May 12, 2026

Welcome: Charles Beck

Welcome everyone to our Q1 earnings call. I’m Charles Beck, Digimarc’s CFO, and I’m joined today by Riley McCormack, Digimarc’s CEO. On the call today, Riley will provide a business update, and I will discuss Q1 2026 financial results. This will be followed by a question-and-answer forum. We have posted our prepared remarks in the investor relations section of our website and will archive this webcast there. For those of you dialing in, this is a reminder that we are simulcasting the presentation we will walk through today.  If you would like to follow along with the slides, I would encourage you to join our webcast as referenced in our earnings press release shared earlier today.

Safe Harbor Statement

Before we begin, let me remind everyone that today's discussion contains forward-looking statements that have risks and uncertainties. Please refer to our press release for more information on the specific risk factors that could cause actual results to differ materially.

Riley will now provide a business update.

Business Update: Riley McCormack

Slide 3

Thank you, Charles, and hello everyone.

On this call, we will walk through Digimarc’s Q1 performance, highlight our strategic progress across product innovation and commercial execution, share updates on financial metrics such as ARR and free cash flow, and provide clarity on where we are focused in 2026.

In Q1, we made significant progress in advancing adoption of our Secure Gift Card solution. As we shared on our last call, during Q1 we achieved a critical milestone by signing our first commercial order covering six Closed-Loop and Open-Loop brands.  We also made headway in laying the rails for additional orders and are currently advancing initial rollout plans with fifteen North American retailers, including eight of the 20 largest as measured by sales, an increase from eight and four, respectively, since our call only two months ago.  We secured upsells with three existing customers of our Anti-counterfeiting solution.  We continued to execute against the large opportunity in Digital Trust & Integrity, securing a six-figure upsell with an existing customer while progressing a natural and exciting extension of our trust layer strategy that provides a critical, unmet need for scalable agentic AI.  And we continue to add key talent across our company, especially in our Go-To-Market functions, including the recent addition of two accomplished sales leaders who have hit the ground running.

Touching on our financial highlights in Q1, we grew Ending ARR(1) 9% sequentially while also expanding our subscription gross margin(2) 400 basis points year-over-year.  We ended the quarter with $10.0M of cash and investments, and no debt.  And we expect to implement our new corporate structure shortly, allowing us to realize the benefits discussed on our last call.

Slide 4

As a reminder, our three focus areas are Retail Loss Prevention, Product Authentication, and Digital Trust & Integrity, and we serve these markets with the seven solutions you see listed on this slide. In addition, we continue to selectively engage outside of our three focus areas when the opportunities represent low-distraction revenue and/or advance our positioning in longer-term strategic areas.

Slide 5

Starting with an update on Retail Loss Prevention, we continue to make progress towards gaining widespread adoption of our Secure Gift Card solution, aided by the industry’s hyper-focus on finding an answer to the fraud that is creating an existential threat to their business.

Results to date demonstrate the power of our solution – significant fraud-reduction, improved checkout experience, and high scalability across printers, brands, and retailers, all without any adverse impact on sales.

As a reminder, we have posted a Gift Card Investor Supplemental on the investor relations section of our website, a hyperlink to which can be found on this slide.  We appreciate the feedback we have received regarding the benefit this supplemental has provided in helping investors better understand the opportunity ahead.

We are experiencing a noticeable uptick in market pull for our solution as the level of retailer, brand, and gift card network engagement has increased meaningfully, even from our last earnings call just two months ago.  Before I provide more details on that increased engagement, I want to provide an update on the two rollouts we shared on our last call. First, the rollout to all Schnucks locations is underway. Next, the summer rollout with the other retailer mentioned will be more limited than originally planned, with the full ~600 location rollout now targeted for January 2027.

As discussed on our March call, the greatest source of timing risk has been the scanner vendors shipping generally available (GA) versions of their firmware running our latest software.  While eight scanner models were GA’d in the requisite timeframe we highlighted on that call, two were not, including one model critical to this retailer’s front end.  This delay had nothing to do with our software.  Instead, it was related to base functionality key to enabling the retailer to push any firmware update in a scalable fashion, leading to the smaller summer launch.  The scanner vendor has subsequently shipped the updated firmware, which is currently undergoing normal acceptance testing by the retailer. Importantly, this retailer’s commitment to their customers, and their belief that our solution will help protect those customers, remains unchanged. We look forward to partnering with them in the months and years ahead.

April is a busy month in the gift card industry as both large gift card networks host summits enabling their ecosystems to co-ordinate ahead of the Holiday season.  As a result of these summits as well as many other meetings -- including an event at our headquarters attended by representatives from two very large retailers and a leading program manager -- we are now advancing rollout plans with 15 North American retailers, including 8 of the 20 largest as measured by sales.  This represents a meaningful increase in both metrics since our Q4 call only 2 months ago.

This momentum is being driven not only by us but also by key industry participants, and in the last few weeks alone we have heard about retailers proactively engaging with major brands to encourage their adoption of our solution as well as with other retailers to increase the incentive for widely sold brands to speed their adoption.  Similar momentum-building actions are being undertaken by the networks and key brands, and we are focused on orchestrating the multiple moving parts to ensure initial rollouts proceed as quickly and excellently as possible.

As discussed on our last call, in Q1, we closed our first Secure Gift Card commercial order, representing over $500 thousand of ARR(1).  This order included gift cards from six Closed-Loop and Open-Loop brands.  Just as we are on the retailer side, we continue to expand our number of brand engagements, including some of the largest Open-Loop and Closed-Loop issuers, comprising both third party and first party opportunities.

In addition to being a large market itself, we have discussed the value we see in Secure Gift Cards opening opportunities in the much larger Retail Loss Prevention market.  Lighting up retailers for our gift card solution provides us a key technological footprint, as our software will be widely distributed across their front of store scanners.  It also creates Digimarc champions in both Operations and Loss Prevention, two teams that often have competing priorities and where we stand out with our ability to deliver value to both.  This unique position should aid us in cross-selling additional solutions into our retailer customers as well as provide us differentiated and invaluable voice of market for the advancement of new solution candidates.

We are already seeing encouraging signs that provide validation of this strategy.  Multiple retailers have expressed an early interest in our Product Swap Prevention solution, including one very large retailer who in addition asked about our ability to solve another problem they (and the industry) are facing, counterfeit coupons.  Without losing focus on the opportunity immediately in front of us, we are excited to engage further across all these opportunities, including the exploration of this new potential solution for counterfeit coupons as we believe our work in Product Authentication provides us a valuable foundation upon which to build.

Slide 6

Turning now to Product Authentication, ARR from our Anti-counterfeiting solution continues to grow, driven by customer upsells and new customer wins. Brands face rampant counterfeiting and IP theft, with bad actors advancing their technology and processes to replicate packaging and security features with alarming accuracy, something made ever easier with the advancement of AI.

Decentralized supply chains and omnichannel sales make counterfeit detection more difficult, putting brands in a reactive position against emerging threats.  Many security measures require trained inspectors and specialized tools, limiting accessibility, increasing costs and reducing scalability.

Digimarc’s secure and scalable, covert and connected proactive solution provides superior results when compared to competing analog solutions such as tags, codes, inks, or labels.

We closed three upsell deals with existing customers of our Anti-counterfeiting solution. These brands represent leading companies from different industries, pharmaceuticals, food and beverage, and consumer goods, highlighting the wide applicability of our solution across many different verticals.

We are fortunate to have some of the largest and well-known companies in the world as valued customers. As we have repeatedly stated, when we solve our customers’ most challenging problems, we expect to benefit from further upsell and cross-sell revenue generation for a long time.

Slide 7

Turning now to Digital Trust & Integrity, we continue to execute against this large and greenfield opportunity.  Problems of trust and integrity in the digital domain existed prior to the advent of AI, but AI has created new ones, while making prior ones worse and/or harder to solve.  The work of C2PA has created wide awareness that our technology addresses many of these problems, and our history, our credibility, our expertise, our experience, and our first-to-market with – and co-leadership of – the digital watermarking component of the C2PA standard are all coalescing to ensure we are well positioned to surf this ever-growing wave.

We secured a 6-figure upsell with the global technology company that has adopted the Leak Detection for Web Content solution we discussed on our last call.  We progressed discussions with the important industry group we have previously mentioned that is searching for an industry solution to a problem they previously felt unsolvable. As a result, we expect to soon enter direct conversations with leading companies in this industry regarding our ability to help them solve this (and other) problems made worse by the advance of AI.  And we're seeing engagement with U.S. government innovation programs. Digimarc has been included as a potential participant in a SOFWERX Field-Forward Technology Sprint, an early but tangible signal that our technology is relevant in contested, mission-critical environments.

Touching quickly on product innovation in the large and rapidly evolving Digital Trust & Integrity space, we are progressing a natural extension of our trust layer strategy that directly aligns with our existing IP and operating history and addresses a critical, unmet need for scalable agentic AI.  While the ultimate direction in how we attack this opportunity is being shaped by real-time industry engagement, the idea that enterprises will require an ultra-scalable way to verify what is real, authentic, and authorized as AI systems become more autonomous is gaining widespread acceptance.  And providing an ultra-scalable way to verify what is real, authentic, and authorized is an area we believe we have a unique right to win.

Agents act at machine speed, negotiating, transacting, and moving information without any human review. This not only increases the attack surface, it makes the agents themselves part of that surface. Existing software security architectures were built on the underlying assumption of human involvement, a premise that is rapidly eroding.  As agents shift from content creation for human review to truly autonomous action, technology must replicate human experience and judgment, or agentic utility will remain constrained by limitations placed on the tasks they are entrusted to undertake.

Slide 8

While we are focused on our authentication use cases, we continue to support identification use cases that could drive future growth. We are advancing our position in these longer-term strategic areas and are confident in our ability to win when the time is right to pursue them.

The Belgian and German market demonstrations of our Recycling solution remain on track and we are eager for the results.  We believe these live “cradle-to-rebirth” activities will result in the production of new fractions of PCR feedstock that is not possible using current sorting technologies, providing tangible proof of our solution’s ability to – among other things – create new end markets for recycled plastic.  As a reminder we believe this capability is crucial to the industry’s ability to comply with the sunrise of the EU’s Packaging and Packaging Waste Regulation (PPWR).

We have also closed two upsell deals with existing Engage customers, one in Q1 and another already in Q2.

I will now turn the call over to Charles to discuss our financial results.

Financial Results: Charles Beck

Slide 10

Thank you, Riley.

Ending ARR(1) for Q1 was $15.0 million compared to $20.0 million for Q1 last year. The decrease reflects the previously disclosed loss of two customer contracts in 2025, which accounted for $6.8 million of ARR. Excluding these two items, ARR grew $1.8 million year-over-year, which included $500 thousand of ARR from gift cards in Q1 this year. Sequential ARR growth was 9%.

Looking ahead, we still expect to deliver significant ARR growth in 2026, although the composition of that growth has changed. As a result of the scanner delays Riley mentioned, we no longer expect Gift Cards to be the largest contributor. This is purely a result of timing of initial rollouts as opposed to our conviction in the opportunity.  There is tangible market pull for our solution, and the level of retailer, brand, and gift card network engagement has meaningfully increased.

Slide 11

Total revenue for Q1 was $7.6 million, a decrease of $1.8 million, from $9.4 million in Q1 last year with the change equally split between subscription and service revenue.

Subscription revenue, which accounted for 58% of total revenue for the quarter, decreased $900 thousand from $5.3 million to $4.4 million. Excluding the impact of the two contracts I referenced earlier, which accounted for $1.5 million of subscription revenue in Q1 last year, subscription revenue would have increased by $600 thousand.

Service revenue decreased $800 thousand from $4.1 million to $3.2 million. Service revenue in Q1 last year included $500 thousand of revenue from HolyGrail 2.0 recycling projects compared to none this year. We don’t expect further service revenue from HolyGrail 2.0, as that program has ended, and HolyGrail 2030 is focused on deploying end-to-end market demonstrations.

Subscription gross profit margin(2) was 90% for the quarter, 4 points higher than Q1 last year, largely reflecting lower subscription platform costs. We continue to drive down our platform costs, which year-over-year are now down $300 thousand.

Service gross profit margin(2) was 57% for the quarter, down 8 points from 65% in Q1 last year. The decrease was due to an abnormally favorable mix of revenue and costs in Q1 last year. Service gross profit margin has routinely been in the high 50’s.

Operating expenses were $11.7 million for the quarter, down $6.5 million or 36% from $18.2 million in Q1 last year. The large decrease reflects $7.4 million in lower cash compensation costs, due to lower headcount and $3.2 million in severance costs incurred last year, lower consulting costs of $500 thousand and lower software and hardware costs of $300 thousand. These cost savings were partially offset by higher one-time legal and other costs of $1.2 million related to the corporate reorganization and $500 thousand higher stock compensation expense.

While we will continue to be vigilant in pursuing ways to operate more efficiently and effectively to ensure that we are maximizing the return of every dollar we spend, as mentioned on our two prior calls, we are increasing our overall investment in the business to support the growth ahead.

Non-GAAP operating expenses, which exclude non-cash and non-recurring items, were $8.1 million for the quarter, down $8.4 million or 51% from $16.5 million in Q1 last year. The large decrease reflects the aforementioned lower cash compensation, consulting and software and hardware costs.

Net loss per diluted share for the quarter was 32 cents versus 55 cents in Q1 last year. Non-GAAP net loss per diluted share for the quarter was 7 cents versus 40 cents in Q1 last year.

Slide 12

Regarding cash flow, we ended the quarter with $10.0 million in cash and short-term investments, with no debt. We used a little under $2.0 million in free cash flow(3) and $900 thousand to buy back stock as part of our employee stock program. The stock buyback of 169 thousand shares was higher than in recent quarters as more shares typically vest in Q1 than in other quarters due to the timing of our annual compensation cycle.

Slide 13

Free cash flow usage improved $3.7 million from Q1 last year. The improvement was despite a headwind to revenue and an unfavorable change in working capital and other activity of $3.4 million year-over-year. The change in working capital was largely due to the timing and amount of cash receipts and payments. Reiterating what I have shared previously, working capital can swing significantly quarter to quarter based on timing, which is why we believe that non-GAAP net income/loss is a better proxy for normalized free cash flows. Our non-GAAP net loss improved $6.9 million, or 81%, from $8.5 million in Q1 last year to $1.6 million in Q1 this year. As a reminder, in Q1 each year we incur roughly $500 thousand of costs related to public company year-end expenses. Excluding these costs, our Q1 non-GAAP loss this year would have been $1.1 million.

For further discussion of our financial results, and risks and prospects for our business, please see our Form 10-Q that will be filed with the SEC.

Before I wrap up, I did want to mention that we will be attending two upcoming investor conferences. The first is Needham, which is tomorrow, and the second is Oppenheimer, which is in mid-August. We will keep you all informed of any other investor conferences we plan to attend. Also, we expect to finalize our new corporate structure, which was approved by shareholders, on or around May 16th. The new corporate structure will result in a CUSIP change. Our transfer agent Broadridge will be contacting investors directly on how to exchange shares.

I will now turn the call back over to Riley for final remarks.

Concluding Remarks: Riley McCormack

Slide 14

Thank you, Charles.

In the wake of the relentless acceleration of AI models and agents, a vacuum of trust and authenticity is being created. Trust is fast becoming the only currency that matters, and the future will belong to companies that make that currency scalable.  We believe Digimarc is ideally positioned to lead that charge.  We are focused on delivering a future where humans and intelligent systems alike can verify what’s real, protect what matters, and move forward with confidence, spanning both the physical and digital worlds. We are building the trust layer for the modern world – a foundation that is needed more now than ever and is emerging as a significant opportunity we were created to lead.

Digimarc is capitalizing on the convergence of key trends driving increased demand for our solutions, positioning ourselves as one of the select software companies to benefit from – not be a casualty of – the relentless advance of AI.

We grew Ending ARR(1) 9% sequentially while expanding our Subscription Gross Margin(2) 400 basis points year-over-year.

We are advancing our Secure Gift Card solution by aligning key industry partners as we progress towards widespread adoption of our solution.  We signed our first commercial order and are progressing initial rollout plans with fifteen North American retailers, including eight of the 20 largest as measured by sales, a significant increase in both metrics since our last earnings call only two months ago.

ARR from our Anti-counterfeiting solution continues to grow, driven by customer upsells and new customer wins.  In Q1, we secured three upsells from existing customers representing leading companies from three different verticals.

We continued to execute against the large opportunity in the exciting and greenfield Digital Trust & Integrity space, securing a 6-figure upsell with a global technology company, advancing engagement with important force multipliers, and progressing a natural and exciting extension of our trust layer strategy that directly aligns with our existing IP and operating history and provides a critical, unmet need for scalable agentic AI.

We added key talent across our Go-To-Market functions, including two accomplished sales leaders.

And we continue to be well-positioned to address very large problems outside of our current focus areas when the markets are ripe. We are eager for the results of the two upcoming end-to-end market demonstrations of our Recycling solution, as we believe they will show our ability to help the industry comply with the sunrise of the EU’s Packaging and Packaging Waste Regulation (PPWR).

Operator, we will now open the call for questions.

(1) Annual Recurring Revenue (ARR) is a company performance metric calculated as the aggregation of annualized subscription fees from all of our commercial contracts as of the measurement date.

(2) Subscription and Service gross profit margins exclude amortization expense on acquired intangible assets.

(3) Free cash flow includes cash used in operating activities, the purchase of property and equipment and capitalized patent costs.